                                                                    Exhibit 3.14

                            Certificate of Amendment

                                       of

                          Certificate of Incorporation

                                       of

                               CONOLOG CORPORATION

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            Under Section 242 of the Delaware General Corporation Law

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                  Conolog Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

                  1. The Certificate of Incorporation of the Corporation is hereby amended by changing the article thereof numbered fourth so that, as amended, said Article FOURTH shall be and read as follows:

                  "FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is twenty-two million (22,000,000) shares, of which two million (2,000,000) shares having a par value of $.50 per share are to be classified as Preferred Stock and twenty million (20,000,000) shares, having a par value of $.01 per share are to be classified as Common Stock.

                  Each ten (10) shares of the Corporation's Common Stock, par value $.01 per share, issued and outstanding as of the close of business on January 9, 2003 (the "Record Date") shall be converted and reclassified into one (1) share of the Corporation's Common Stock, par value $.01 per share. Any fractional shares resulting from such conversion will be rounded up to the nearest whole number."

                  2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

                  IN WITNESS WHEREOF, we have signed this Certificate this 6th day of January, 2003.


                                                 /s/ Robert S. Benou
                                           -----------------------------------
                                           Robert S. Benou, President
                                           Chairman & Chief Executive Officer